Exhibit 99.1


              Intel Second-Quarter Revenue $8.7 Billion


   --  Revenue $8.7 Billion, up 8 Percent Year-over-Year

   --  Operating Income $1.35 Billion, up 26 Percent Year-over-Year

   --  Net Income $1.3 Billion

   --  EPS 22 Cents


   SANTA CLARA, Calif.--(BUSINESS WIRE)--July 17, 2007--Intel Corporation today announced second-quarter revenue of $8.7 billion, operating income of $1.35 billion, net income of $1.3 billion and earnings per share (EPS) of 22 cents. The results include tax items that increased EPS by approximately 3 cents along with restructuring charges of $82 million.

   "Intel's operational execution continued to strengthen, resulting in an outstanding product roadmap and solid year-over-year revenue growth," said Intel President and CEO Paul Otellini. "We're pleased that our efforts to streamline the company are delivering profit growth in excess of revenue growth."



                      Q2 2007          vs. Q2 2006      vs. Q1 2007
--------------------- ---------------- ---------------- --------------
Revenue               $8.7 billion     +8%              -2%
--------------------- ---------------- ---------------- --------------
Operating Income      $1.35 billion    +26%             -19%
--------------------- ---------------- ---------------- --------------
Net Income            $1.3 billion     +44%             -22%
--------------------- ---------------- ---------------- --------------
EPS                   22 cents         +47%             -21%
--------------------- ---------------- ---------------- --------------
Results for the first quarter of 2007 included a tax item that increased EPS by approximately 6 cents as well as restructuring charges of $75 million. Results for the second quarter of 2007 included tax items that increased EPS by approximately 3 cents along with restructuring charges of $82 million.
----------------------------------------------------------------------


   Financial and Key Product Trends

   -- Second-quarter gross margin was 46.9 percent, lower than the midpoint of the previous expectation. Microprocessor margins were as expected with higher unit shipments offset by lower average selling prices (ASPs). Demand for NOR flash products was lower than expected, resulting in impacts that lowered Intel's gross margin by one point.

   -- Total microprocessor units were higher sequentially; the ASP was lower.

   --  Chipset units set a record during the quarter.

   -- Flash memory units were higher sequentially while motherboard units were lower.

   Business Outlook

   The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 16.

   Q3 2007 Outlook

   --  Revenue: Between $9.0 billion and $9.6 billion.

   --  Gross margin: 52 percent plus or minus a couple of points.

   -- Spending (R&D plus MG&A): Between $2.7 billion and $2.8 billion.

   -- Restructuring and asset impairment charges: Approximately $150 million.

   --  Net gains from equity investments and interest and other:
        Approximately $320 million.

   -- Tax rate: Approximately 29 percent, lower than the previous expectation of approximately 31 percent.

   --  Depreciation: Approximately $1.1 billion.

   2007 Outlook

   -- Gross margin: 51 percent plus or minus a few points, unchanged.

   -- R&D: Approximately $5.7 billion, higher than the previous expectation of approximately $5.6 billion.

   --  MG&A: Approximately $5.1 billion, unchanged.

   -- Capital spending: $4.9 billion plus or minus $200 million, lower than the previous expectation of $5.5 billion plus or minus $200 million, primarily due to manufacturing efficiencies.

   -- Tax rate: Approximately 29 percent in the fourth quarter, lower than the previous expectation of approximately 31 percent.

   -- Depreciation: $4.6 billion plus or minus $100 million, lower than the previous expectation of $4.8 billion plus or minus $100 million due to suspended depreciation for NOR flash manufacturing assets that are being held for sale.

   The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors set forth below in the section titled "Risk Factors" to be the important factors that could cause actual results to differ materially from the corporation's published expectations.

   Recent Events

   -- Intel, STMicroelectronics and Francisco Partners announced an agreement to form a new independent company by combining Intel's NOR flash memory business and STMicroelectronics' NOR and NAND flash businesses. The new company is expected to be a market segment leader in non-volatile memory solutions, serving customers in wireless communications and other segments. The transaction is expected to close by the fourth quarter of 2007 upon satisfaction of regulatory reviews and closing conditions.

   -- Intel introduced a new generation of Intel(R) Centrino(R) processor technology (formerly codenamed Santa Rosa) that delivers faster Intel(R) Core(TM) 2 Duo processors, high-bandwidth 802.11n WiFi connectivity, richer graphics processing and optional Intel(R) Turbo Memory. Notebook PC makers are launching more than 230 new designs for consumers and business users.

   --  The company launched the first-ever Intel(R) Core(TM) 2
        Extreme processors for mobile, enabling notebook PCs for the most demanding gamers, digital artists and media enthusiasts.

   -- Intel introduced the Intel(R) 3 Series chipset family which brings new capabilities to today's systems and provides manufacturers with a socket-compatible migration path to Intel's upcoming "Penryn" family of processors based on the industry's first 45nm logic process technology.

   -- The company announced it has shipped over 1 million quad-core microprocessors for servers and enthusiast desktop systems, expanding its quad-core line-up to 14 different processors.

   -- Intel and the One Laptop Per Child association announced plans to collaborate on education-related technology targeting the more than 1 billion K-12 students worldwide who will benefit from access to PCs and the Internet.

   --  Intel and Micron Technology announced customer sampling of 16
        Gbit NAND flash memories that will use 50nm lithography and multi-level cell technology to deliver four times the storage capacity of the companies' existing products.

   Risk Factors

   -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel's response to such actions; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel's and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

   -- The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

   -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.

   -- Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.

   -- The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the closing of acquisitions or divestitures; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

   -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

   -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

   -- Intel's results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

   -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

   A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the report on Form 10-Q for the quarter ended March 31, 2007.

   Status of Business Outlook

   During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on Sept. 14 until publication of the company's third-quarter 2007 earnings release, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

   Earnings Webcast

   Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at intc.com. A webcast replay and MP3 audio download will also be made available on the site.

   Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

   Intel, the Intel logo, Intel Centrino and Intel Core are trademarks of Intel Corporation in the United States and other countries.

   -- Other names and brands may be claimed as the property of others.



                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                                     Three Months    Six Months Ended
                                         Ended
                                   ----------------- -----------------
                                   June 30, July 1,  June 30, July 1,
                                    2007      2006     2007     2006
                                   -------- -------- -------- --------
NET REVENUE                        $ 8,680  $  8,009 $ 17,532 $ 16,949
Cost of sales                        4,605     3,838    9,025    7,835
                                   -------- -------- -------- --------
GROSS MARGIN                         4,075     4,171    8,507    9,114
                                   -------- -------- -------- --------

Research and development             1,353     1,496    2,753    3,058
Marketing, general and
 administrative                      1,284     1,593    2,561    3,237
Restructuring and asset impairment
 charges                                82        --      157       --

Amortization of acquisition-
 related intangibles and costs           6        10       11       29
                                   -------- -------- -------- --------
OPERATING EXPENSES                   2,725     3,099    5,482    6,324
                                   -------- -------- -------- --------
OPERATING INCOME                     1,350     1,072    3,025    2,790
Gains on equity investments, net        (1)       37       28       39
Interest and other, net                180       144      349      298
                                   -------- -------- -------- --------
INCOME BEFORE TAXES                  1,529     1,253    3,402    3,127
Provision for taxes                    251       368      488      885
                                   -------- -------- -------- --------
NET INCOME                         $ 1,278  $    885 $  2,914 $  2,242
                                   ======== ======== ======== ========

BASIC EARNINGS PER COMMON SHARE    $  0.22  $   0.15 $   0.50 $   0.38
                                   ======== ======== ======== ========
DILUTED EARNINGS PER COMMON SHARE  $  0.22  $   0.15 $   0.49 $   0.38
                                   ======== ======== ======== ========

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  BASIC                              5,809     5,801    5,793    5,827
  DILUTED                            5,917     5,868    5,895    5,911




                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                         June 30,  Mar. 31,  Dec. 30,
                                           2007      2007      2006
                                         --------- --------- ---------
CURRENT ASSETS
  Cash and cash equivalents              $  4,709  $  4,472   $ 6,598
  Short-term investments                    4,217     3,217     2,270
  Trading assets                            1,735     1,335     1,134
  Accounts receivable, net                  2,531     2,780     2,709
  Inventories:
            Raw materials                     583       670       608
            Work in process                 2,063     2,187     2,044
            Finished goods                  1,481     1,509     1,662
                                         --------- --------- ---------
                                            4,127     4,366     4,314
  Deferred tax assets                       1,060     1,060       997
  Other current assets                      1,269       464       258
                                         --------- --------- ---------
TOTAL CURRENT ASSETS                       19,648    17,694    18,280
                                         --------- --------- ---------

Property, plant and equipment, net         17,143    17,617    17,602
Marketable strategic equity securities        350       359       398
Other long-term investments                 4,346     4,496     4,023
Goodwill                                    3,861     3,861     3,861
Other long-term assets                      4,946     4,729     4,204
                                         --------- --------- ---------
  TOTAL ASSETS                           $ 50,294  $ 48,756   $48,368
                                         ========= ========= =========

CURRENT LIABILITIES
  Short-term debt                        $    221  $    139   $   180
  Accounts payable                          2,179     2,273     2,256
  Accrued compensation and benefits         1,455     1,079     1,644
  Accrued advertising                         660       704       846
  Deferred income on shipments to
   distributors                               535       611       599
  Other accrued liabilities                 1,414     1,820     1,192
  Income taxes payable                         --        --     1,797
                                         --------- --------- ---------
TOTAL CURRENT LIABILITIES                   6,464     6,626     8,514
                                         --------- --------- ---------

Long-term taxes payable                       814     1,320        --
Deferred tax liabilities                      235       234       265
Long-term debt                              1,848     1,848     1,848
Other long-term liabilities                 1,235     1,202       989
Stockholders' equity:
  Preferred stock                              --        --        --
  Common stock and capital in excess of
   par value                                9,597     8,598     7,825
  Accumulated other comprehensive income
   (loss)                                     (96)      (92)      (57)
  Retained earnings                        30,197    29,020    28,984
                                         --------- --------- ---------
TOTAL STOCKHOLDERS' EQUITY                 39,698    37,526    36,752
                                         --------- --------- ---------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                $ 50,294  $ 48,756   $48,368
                                         ========= ========= =========




                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                            Q2 2007  Q1 2007  Q2 2006
                                            -------- -------- --------
GEOGRAPHIC REVENUE:
  Asia-Pacific                               $4,457   $4,432   $4,015
                                                 51%      50%      50%
  Americas                                   $1,823   $1,727   $1,713
                                                 21%      20%      22%
  Europe                                     $1,485   $1,722   $1,375
                                                 17%      19%      17%
  Japan                                        $915     $971     $906
                                                 11%      11%      11%

CASH INVESTMENTS:
Cash and short-term investments              $8,926   $7,689   $6,421
Trading assets - marketable debt securities
 (1)                                          1,256      877      828
                                            -------- -------- --------
Total cash investments                      $10,182   $8,566   $7,249

TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (2)          $479     $458     $394
Total trading assets - sum of 1+2            $1,735   $1,335   $1,222

TOTAL STRATEGIC EQUITY INVESTMENTS           $3,800   $3,599   $2,491

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,153   $1,187   $1,156
Share-based compensation                       $237     $284     $332
Amortization of intangibles and other
 acquisition-related costs                      $60      $64      $59
Capital spending                            ($1,278) ($1,361) ($1,757)
Stock repurchase program                      ($100)   ($400) ($1,000)
Proceeds from sales of shares to employees,
 tax benefit & other                           $814     $604     $163
Dividends paid                                ($652)   ($650)   ($582)

SHARE-BASED COMPENSATION CHARGES:
Cost of sales                                   $64      $78      $66
Research and development                        $94     $114     $126
Marketing, general and administrative           $79      $92     $140

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding -
 basic                                        5,809    5,777    5,801
Dilutive effect of employee equity incentive
 plans                                           57       46       16
Dilutive effect of convertible debt              51       51       51
                                            -------- -------- --------
Weighted average common shares outstanding -
 diluted                                      5,917    5,874    5,868

STOCK BUYBACK:
Shares repurchased                                5       19       54
Cumulative shares repurchased                 2,855    2,850    2,797
Remaining dollars authorized for buyback (in
 billions)                                    $16.8    $16.9    $17.9

OTHER INFORMATION:
Employees (in thousands)                       90.3     91.8    102.5




                          INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)

                                       Three Months      Six Months
                                            Ended           Ended
                                      ---------------- ---------------
OPERATING SEGMENT INFORMATION:        Q2 2007  Q2 2006 Q2 2007 Q2 2006
----------------------------------------------------------------------
Digital Enterprise Group
  Microprocessor revenue                3,465   3,338   7,026   7,230
  Chipset, motherboard and other
   revenue                              1,178   1,283   2,371   2,538
  Net revenue                           4,643   4,621   9,397   9,768
  Operating income                        817     751   1,748   1,926

----------------------------------------------------------------------
Mobility Group
  Microprocessor revenue                2,398   1,958   4,839   4,305
  Chipset and other revenue               898     731   1,764   1,363
  Net revenue                           3,296   2,689   6,603   5,668
  Operating income                      1,250     851   2,631   1,901

----------------------------------------------------------------------
Flash Memory Group
  Net revenue                             494     536     963   1,080
  Operating loss                         (291)   (169)   (574)   (294)

----------------------------------------------------------------------
All Other
  Net revenue                             247     163     569     433
  Operating loss                         (426)   (361)   (780)   (743)

----------------------------------------------------------------------
Total
  Net revenue                           8,680   8,009  17,532  16,949
  Operating income                      1,350   1,072   3,025   2,790

----------------------------------------------------------------------

Our operating segments include the Digital Enterprise Group, Mobility
 Group, Flash Memory Group, Digital Home Group, and Digital Health Group. The Digital Home Group and Digital Health Group operating segments are included within the "all other" category. In the first quarter of 2007, the Channel Platforms Group began directly supporting our operating segments. We adjusted prior-period amounts to reflect certain minor reorganizations. In the second quarter of 2007, we agreed to sell certain NOR assets related to our Flash Memory Group operating segment to a new flash memory company that we plan to form with STMicroelectronics N.V. and Francisco Partners L.P.

We have sales and marketing, manufacturing, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments and the expenses are included in the operating results reported above. Additionally, in the first quarter of 2007, we began allocating share-based compensation to the operating segments and adjusted results to reflect this change. Revenue for the "all other" category primarily relates to microprocessors and related chipsets sold by the Digital Home Group. The "all other" category also includes certain corporate-level operating expenses and charges. These expenses/charges include:
    -- a portion of profit-dependent bonus and other expenses not allocated to the operating segments;

    -- results of operations of seed businesses that support our initiatives;

    -- acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill;

    -- charges for purchased in-process research and development; and

    -- amounts included within restructuring and asset impairment charges on the consolidated summary income statement data.